Exhibit 10.4

EMPLOYMENT AGREEMENT FOR [NAME]

THIS AGREEMENT is made this [MONTH DATE], 2025 at Singapore, by and between:

TechCreate Group Ltd., an exempted company duly incorporated with limited liability under the laws of Cayman Islands, with its registered office at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands, and hereinafter referred to as the “Company”;

and

[NAME] (ID Number:              ), whose correspondence address is at [ADDRESS], and hereinafter referred to as “Executive”,

each a “Party” and collectively, the “Parties”.

WHEREAS:

(A)	The Company hereby appoints Executive as the [TITLE] (“[TITLE]”) of the Company with effect from August 15, 2023 (“Appointment Date”).

(B)	Executive agrees to serve the Company as the [TITLE] upon the terms and conditions provided in this Agreement.

1.	INTERPRETATION

1.1	In this Agreement, unless the contrary intention appears:

“Appointment Date” has the meaning ascribed to it in Recital (A).

“Associated Company” means a company which is not a Subsidiary of any member of the Group, but more than twenty percent of the share capital of which is owned by the Group.

“Board” means the board of directors for the time being of the Company.

“Companies Act” means the Companies Act 1967 of Singapore as the same may from time to time be amended or re-enacted.

“Control” has the meaning ascribed to it in Clause 15(c).

“[TITLE]” has the meaning ascribed to it in Recital (A).

“CPF” means Central Provident Fund.

“the Group” means:

(a)	the Company;

(b)	any Holding Company;

(c)	any Associated Company or its Holding Company or any Subsidiary of any of them; and

(d)	any Subsidiary or its Holding Company or any Associated Company of any of them.

“Holding Company” has the meaning ascribed to it in Section 5 of the Companies Act.

“Intellectual Property” shall include:

(a)	letters patent and trademarks, whether registered or unregistered, including applications for any of the foregoing; and the right to apply for them in any part of the world;

(b)	registered or unregistered designs, utility models and copyrights including applications for any of the foregoing, and the right to apply for them in any part of the world;

(c)	discoveries, creations, inventions or improvements upon or additions to an invention;

(d)	confidential information, know-how and any research effort relating to the Company and its business whether registrable or not; and

(e)	moral rights and any similar rights in any country.

“Listing” means the listing of the Company on NYSE American LLC (“NYSE American”).

“Notice Period” has the meaning ascribed to it in Clause 3.3.

“Participate” or “Participation” has the meaning ascribed to it in Clause 15(c).

“Personal Data” means data, whether true or not, about an individual who can be identified:

(a)	from that data; or

(b)	from that data and other information to which the organisation has or is likely to have access.

“Restrictive Period” has the meaning ascribed to it in Clause 15.

“Subsidiary” has the meaning ascribed to it in Section 5 of the Companies Act.

“Termination Date” has the meaning ascribed to it in Clause 15.

“Territory” has the meaning ascribed to it in Clause 15(c).

“Total Shares” has the meaning ascribed to it in Clause 4.2.

1.2	In this Agreement, unless the context indicates otherwise:

(a)	a reference to this Agreement or another agreement or instrument includes any amendment, modification, variation, novation, supplement or replacement of each of them;

(b)	a reference to a statute, ordinance or other law includes regulations and other instruments under it and consolidations amendments, re-enactments or replacements of any of them;

(c)	the singular includes the plural and vice versa and words importing any gender will be deemed to include all genders;

(d)	the word “person” includes a firm, a body corporate, an unincorporated association or an authority;

(e)	a reference to a person includes a reference to the person’s executors, administrators and successors;

(f)	if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day; and

(g)	a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later.

1.3	Headings are inserted for convenience and do not affect the interpretation of this Agreement.

2.	APPOINTMENT AND DUTIES OF THE [TITLE]

2.1

The Company shall employ Executive and Executive shall serve the Company as the [TITLE] upon the terms and subject to the conditions of this Agreement. Subject to the supervision of and direction by the board of directors of the Company, the Executive shall perform such duties as are similar in nature to those duties and services customarily associated with the positions set forth above.

Executive shall comply with all the Company’s rules, regulations, policies and procedures and, comply with all requirements, codes, recommendations or regulations of all regulatory authorities relevant to the Group.

2.2	The normal hours of work of the Company are from 9:30 a.m. to 5:30 p.m. from Monday to Friday. Executive shall devote the whole of his time and attention during the normal hours of work of the Company to the discharge of his duties and shall conform to such hours of work that may be necessary for the proper fulfilment of his duties, including the performance of additional hours of work beyond the normal hours of work of the Company.

2.3	Executive shall at all times act in a way he considers, in good faith, to be most likely to promote the success of the Company for the benefit of its stakeholders as a whole. Executive shall at all times comply fully with all laws, customs, regulations and codes of conduct to which he is or may be subject or which are in force in the country in which he is from time to time located.

2.4	Executive acknowledges and warrants as follows:

(a)	that by entering into this Agreement and fulfilling his obligations under it, he is not in breach of any obligation to any third party; and

(b)	that he is not prevented by any agreement, arrangement, contract, understanding, court order or otherwise, from performing his duties in accordance with the terms and conditions of this Agreement.

3.	TERM OF EMPLOYMENT

3.1	Executive’s employment under this Agreement shall commence on the Appointment Date and shall continue until it is terminated in accordance with Clause 3.2 or Clause 7.

3.2	Executive’s employment may be terminated by himself or by the Board, in either case giving to the other not less than three (3) months’ prior written notice or by the Company paying Executive an amount equal to three (3) months’ salary in lieu of such notice.

3.3	On either Party giving notice to terminate Executive’s employment, during such notice period (the “Notice Period”):

(a)	the Company shall be under no obligation to vest in Executive or assign to him any powers or duties or to provide work for him;

(b)	the Company may (i) prohibit contact or communication, other than purely social contact, between Executive and the Company’s customers and business contacts, suppliers, employees, distributors, officers, agents, directors, consultants and/or prospects, and (ii) require Executive not to attend work for all or any part of the period of notice, exclude him from any premises of the Company, and remove Executive’s access to the Company’s premises and computer systems;

(c)	the Company may require that Executive immediately resign from any directorships, trusteeships or other offices which he may hold in the Group as a result of his capacity as an employee of the Company (or such other entity as he may be employed by in the Group); and

(d)	Executive shall provide such assistance as the Company may require to effect an orderly handover of his duties and responsibilities to any individual appointed by the Group to take over his role or responsibilities.

4.	REMUNERATION AND BENEFITS

4.1	The Company shall pay Executive a monthly base remuneration of S$ , payable in arrears at the end of each calendar month of his employment hereunder. Executive’s remuneration may be paid by any of the companies in the Group. Executive’s remuneration will be credited into his designated bank account and it is Executive’s sole responsibility to notify the Company of any changes to his bank account. Executive shall be entitled to a discretionary annual performance bonus to be determined at the sole discretion of the Board and payable in such manner as may be determined at the sole discretion of the Board.

4.2	The Executive shall be entitled to participate during the term of the employment in employee benefit plans, programs and arrangements of the Company as may be in effect from time to time, including, without limitation, any share incentive plan, comprehensive health insurance and retirement scheme, subject to the terms and provisions of such plan and the execution of the award agreement and other related agreements between the Company and the Executive.

4.3	The Company shall pay for and provide health care insurance for Executive and his dependents from a reputable insurer with customary and usual coverage and terms.

4.4	There shall be deducted from Executive’s remuneration (including but not limited to salary, allowance, bonus and commission) all such sums which the Parties have mutually agreed in writing to be deducted and/or which the Company is entitled, authorized and/or required under the laws of Singapore to deduct and/or withhold, whether for Executive’s share of CPF contributions, withholding tax or otherwise.

5.	REIMBURSEMENT OF EXPENSES

The Company shall reimburse Executive for all reasonable, documented expenses incurred at the Company’s request in connection with this Agreement (including air travel, entertainment, subsistence, hotel accommodation and telephone expenses), subject to his submission of invoices or other customary proof of expense and accompanying documentation. The Company shall reimburse Executive in accordance with the Company’s policy on reimbursement of expenses.

6.	SICK LEAVE, PUBLIC HOLIDAYS, ANNUAL LEAVE AND PARENTAL LEAVE

6.1	The Company will pay Executive’s salary in full during any absences on medical grounds up to a maximum total of days in any calendar year of service, subject to Executive producing a medical certificate from a registered medical practitioner covering the period of his absence. If Executive is to be treated as hospitalised in accordance with the Employment Act 1968, Executive is entitled up to 60 days (inclusive of the 14 days of non-hospitalization sick leave) of paid hospitalization leave per calendar year of service. Sick leave entitlement is not cumulative from year to year.

6.2	Executive will be entitled, with full remuneration, to all gazetted public and statutory holidays in Singapore.

6.3	Executive is entitled to days of paid annual leave in each full calendar year of service, to be taken at such times as will be agreed between Executive and the Board of the Company. If Executive commences or ceases employment during a calendar year, his annual leave entitlement will be calculated on a pro-rata basis. All annual leave entitlement must be utilized within the relevant period in accordance with the Company’s policy and any untaken annual leave shall be deemed forfeited at the end of each calendar year without compensation.

7.	DISMISSAL AND ILLNESS

7.1	Notwithstanding anything in this Agreement, the Company is entitled to terminate Executive’s employment with immediate effect and without any payment by way of compensation, damages or otherwise should any of the following occur:

(a)	Executive being disqualified to act as a [TITLE] of the Company or a company under any applicable laws or regulations, the constitution of the Company or rules prescribed by the NYSE American;

(b)	Executive shall be guilty of fraud, dishonesty (including but not limited to the embezzlement or misappropriation of the funds of the Company or any of its affiliates or that results in or is intended to result in personal gain or enrichment to him at the expense of the Company or any of its affiliates), misconduct (including but not limited to insubordination, theft, and dishonest or disorderly conduct at work) or willful neglect of duty or shall commit any continued material breach of the terms of this Agreement or the Company’s employment policies and procedures after written warning (other than a breach which is capable of remedy and has been remedied by Executive to the satisfaction of the Board within 30 days upon him being called upon to do so in writing by the Board);

(c)	[TITLE] shall be guilty of conduct likely to bring himself or any member of the Group into disrepute; (d) [TITLE] shall become bankrupt or make any arrangement or composition with his creditors or suffers a receiving order being made against him;

(e)	[TITLE] fails to obtain or maintain the license(s), permit(s) or registration(s) required by any relevant authority in Singapore and necessary for him to carry out his duties and your employment with the Company; or

(f)	[TITLE] is convicted of any criminal offence (other than an offence which in the reasonable opinion of the Board does not affect his position in the Company).

7.2	Notwithstanding anything in this Agreement, the Company may by notice in writing summarily terminate the employment of Executive under this Agreement if he becomes of unsound mind or a person whose estate is liable to be dealt with in any way under the law relating to mental health and is incapable of duly attending to his duties for a period or periods exceeding 60 days in a calendar year.

7.3	Executive shall have no claim against the Company for damages or otherwise by reason of termination under Clauses 7.1 and 7.2 and no delay or forbearance by the Company in exercising such rights of termination shall constitute a waiver of that right.

7.4	Upon termination of Executive’s employment under this Agreement for whatever reason, Executive:

(a)	shall immediately resign from his position as [TITLE] held in the Group and execute an acknowledgement under seal to that effect that he has no claims against the Company or any member of the Group (as the case may be) for compensation for loss of office or otherwise;

(b)	irrevocably appoints the Company and its duly authorized officers and agents as his agent and attorney to act for and on his behalf to sign, execute, verify and file any documents and to do all other acts as to effect such resignation with the same legal force and effect as if executed by him;

(c)	shall not at any time thereafter represent himself as being in any way connected with the business of the Group;

(d)	shall deliver to the Company or its authorized representatives, all documents (including notes, memoranda, plans, statistics, records and other documents of whatsoever nature) books, papers, materials and any other property or assets relating to the business or affairs of the Group which may then be in his possession or under this control, made or complied by or delivered to him during his employment as [TITLE] hereunder and concerning the business, finances or affairs of the Group or its related corporations. For the avoidance of doubt, it is hereby declared that the property and all such documents as aforesaid shall at all times be vested in the Group, and Executive is not entitled to retain a copy of any such documents; and

(e)	shall not, at any time or for any purpose other than to perform his duties as [TITLE], use the name of the Group or any of its related corporations in connection with his own or any other name in any way which may suggest that he is or has been connected with the Group or the businesses of any of the related corporations of the Group, nor in any way hold himself out as having or having had any such connection and will not use any proprietary information concerning the Group or its related corporation in his businesses or affairs which he may have acquired in the course of or as incident to his employment for his own benefit or to the detriment or intended or probable detriment of the Group or any of its related corporations.

7.5	Any termination of Executive’s employment pursuant to Clause 3.2 or this Clause 7 shall be without prejudice to the Parties’ rights and/or obligations hereunder which have already accrued and remain outstanding or which are expressed to survive the termination of this Agreement.

8.	CONFIDENTIALITY

8.1	Executive shall neither during or after the period of his employment under this Agreement including any time after its termination, disclose, use, copy, reproduce, exploit, divulge or communicate to any person (except to those authorized by the Company to know or as otherwise required by law) any trade secret or any information concerning the business or financial arrangements or position of the Group or any of the dealings transactions or affairs of the business of the Group, including in particular lists or details of customers, suppliers of the Group, or working of any process, technology, invention or methods carried on or used by the Group in respect of which the Group is bound by an obligation of confidence to any third party or any financial or trading information or such other trade secrets relating to the Group, information which Executive might receive or obtain in relation to the Group’s business such as the Group’s finances, customers, clients or suppliers. These restrictions shall cease to apply to information or knowledge which may (otherwise than through the default of Executive) become available to public generally.

8.2	All notes, memoranda, records, correspondence, computer information (such as disks, files, spreadsheets and software), plans, drawings and other documents of whatsoever nature and all copies thereof made or compiled or acquired by Executive during his employment in relation to the business, finances or affairs of the Group and all other property belonging to the Group, including but not limited to documents and other records (whether on paper, disc, tape or any electro-magnetic medium or in any other form) shall remain the property of the Group and shall be delivered by him to the Group from time to time on demand and in any event forthwith upon his leaving the service of the Group.

8.3	No statement or disclosure concerning this Agreement or the subject matter of, or any matter referred to in, this Agreement shall be made or issued by Executive or on his behalf without the prior written approval of the Company.

9.	RESERVED

10.	DATA PROTECTION

10.1	Executive hereby consents to the Group using, disclosing and/or processing Personal Data relating to him for legal, personal, administrative and management purposes. In accordance with the Personal Data Protection Act 2012 of Singapore, the Company may reasonably collect, use and disclose Executive’s Personal Data for the purpose of managing or terminating the employment relationship, including using his bank account details to issue his salary, and monitoring how he uses the Company’s computer network resources.

10.2	Executive hereby consents to the disclosure, processing and/or transfer of his Personal Data to the Group or any business contacts of the Group outside Singapore in order to further its or their business interests in accordance with the Personal Data Protection Act 2012 of Singapore.

10.3	Executive shall comply with the Personal Data Protection Act 2012 of Singapore and any data protection policy of the Company when handling Personal Data in the course of his employment including Personal Data relating to any employee, customer, client, supplier or agent of the Group.

11.	INTELLECTUAL PROPERTY

11.1	If at any time during Executive’s employment, he discovers or participates in the making or discovery of any Intellectual Property relating to or capable of being used in the business of the Company, such Intellectual Property shall be the absolute property of the Company, and the Company shall assign its rights to such Intellectual Property to a member of the Group or any company that the Company agrees to assign to. Executive shall immediately communicate full details of the Intellectual Property to the Company. At the request and expense of the Company, Executive shall give and supply all information, data, drawings and assistance as may be requisite to enable the Company to exploit the Intellectual Property to the best advantage and shall execute all documents and do all things which may be necessary or desirable for obtaining patent, trademark, copyright or other protection for the Intellectual Property in such parts of the world as may be specified by the Company and for vesting the same in the Company or as it may direct. In particular, but without limitation, in any instance where the provisions of this Clause 11.1 are, pursuant to any applicable law, not fully effective in ensuring that the Intellectual Property are automatically owned by the Company, Executive shall (if requested by the Company) sign all papers and execute all documents, including without limitation patent applications, trade mark applications, service mark applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, and do all things, which the Company may deem necessary or desirable in order to protect its rights and interests in respect of the Intellectual Property

11.2	Executive irrevocably appoints the Company to be his attorney in his name and on his behalf to sign, execute or do any such instrument or thing and generally to use his name for the purpose of giving to the Company (or its nominees) the full benefit of the provisions of Clause 11. A certificate in writing in favor of any third party signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by this Clause 11.2 shall be conclusive evidence that such is the case.

11.3	The rights and obligations under this Clause 11 shall continue in force after termination of Executive’s employment with the Company in respect of Intellectual Property made during his employment under this Agreement and shall be binding upon his representatives.

12.	CONTINUING OBLIGATIONS

The termination of this Agreement or of the employment of Executive under this Agreement does not operate to terminate the provisions of Clauses 8, 11, 14 and 15 which (subject as expressly provided) remain in full force and effect and binding on Executive without limit in point in time notwithstanding termination of this Agreement.

13.	NOTICES

13.1	A notice, approval, consent or other communication in connection with this Agreement:

(a)	must be in writing; and

(b)	must be delivered personally to or left at or sent by prepaid ordinary post (airmail if posted to or from a place outside the country in which the address is located) to the address of the addressee, or be sent by electronic mail to the addressee, which in the case of the Company shall be the electronic mail address of the Chairman of the Board; and in Executive’s case, to him at the electronic mail address in his employee personnel file.

13.2	Any notice, approval, consent or other communication:

(a)	if given by post shall be deemed to have been duly served 48 hours after posting and in proving the same, it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted;

(b)	if given by courier or personal delivery shall be deemed to be duly served at the time of delivery to the addressee; and

(c)	if given by electronic mail shall be deemed to be duly served at the time of transmission provided that the sender does not receive any indication that the electronic mail message has not been successfully transmitted to the intended recipient or has been delayed, unless a later time is specified in it.

14.	ASSIGNMENT

Neither Party to this Agreement shall assign or purport to assign any of its rights under this Agreement without the prior written consent of the other Party.

15.	RESTRICTIVE COVENANTS

Executive covenants with the Company that for the period of one (1) year (the “Restrictive Period”) starting from the date on which he ceases to be employed by the Company (the “Termination Date”), he will not, directly or indirectly, without prior written consent of the Company:

(a)	either on his own account or in conjunction with or on behalf of any other person, firm or company solicit or entice away or attempt to solicit or entice away from the Group the custom of any person, firm, company or organization who shall at any time have been a customer, client, agent, distributor or correspondent of the Group or in the habit of dealing with the Group and with whom Executive has had substantial contact during the period of 12 months prior to the Termination Date;

(b)	either on his own account or in conjunction with or on behalf of any person, firm or company, solicit, entice away from the Group, or interfere with the Group’s employment relationship with any person who has been employed or engaged by the Group during the period of three (3) immediately preceding months prior to the Termination Date and with whom Executive had dealings in the course of his employment during the same period; or

(c)	he shall not, within the Territory (as defined below), Participate (as defined below) in any business similar to or in competition with the business of the Group and with which Executive was involved in the course of his employment during the period of 12 months prior to the Termination Date.

“Control” means (including the terms controlling, controlled by and under common control with) with respect to a corporation, the authority, whether exercised or not, to control its business and affairs, which authority shall be presumed to exist upon possession of beneficial ownership or power to direct more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation or to control the composition of the board of directors and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

“Participate” or “Participation” means:

(i) to be directly or indirectly engaged or concerned in any capacity, whether as a consultant, contractor, partner, principal, agent, adviser, director, executive and/or employee of any entity, whether on a full time or part time or ad hoc basis, whether for remuneration or not, and whether for himself or on behalf of any other person;;

(ii) to in fact exercise Control (as defined above) over any entity engaged in the business;

(iii) to hold 15% or more of the issued share capital or equity interests of any entity (excluding treasury shares and preference shares) engaged in the business; or

(iv) to exercise control over 15% or more of the voting shares of any entity engaged in the business.

“Territory” means Singapore and/or any other jurisdiction in which the Group has operations in or carried on business at the Termination Date, and with which Executive was directly or indirectly involved in the course of his employment.

Each and every obligation under this Clause 15 shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part, such part or parts as are unenforceable shall be deleted from this Clause 15 and any such deletion shall not affect the enforceability of all such parts of this Clause 15 as remain not so deleted.

While the restrictions in this Clause 15 are considered by Executive and the Company to be reasonable in all the circumstances, it is agreed between Executive and the Company that if any one or more of such restrictions shall either be taken by itself or themselves together be adjusted to go beyond what is reasonable in all the circumstances for the protection of the Group’s legitimate interests but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in a particular manner, then the restrictions shall apply with such deletions, restrictions or limitations, as the case may be.

In the event of and notwithstanding the termination of Executive’s employment hereunder, Executive covenants and undertakes with the Company that he will at all times and in all respects continue to observe and comply with the provisions of this Clause 15 during the Restrictive Period.

The obligations stated in this Clause 15 shall survive the termination of this Agreement.

16.	VARIATIONS

This Agreement may not be released, discharged, supplemented, interpreted, amended, varied or modified in any manner except by an instrument in writing executed in the same manner and by the same persons as this Agreement.

17.	WAIVER

In no event shall any delay failure or omission on the part of the Company in enforcing exercising or pursuing any right, power, privilege, claim or remedy, which is conferred by this Agreement, or arises under this Agreement, or arises from any breach by Executive of any of his obligations hereunder, be deemed to be or be construed as, (i) a waiver thereof, or of any other such right power privilege claim or remedy, in respect of the particular circumstances in question, or (ii) operate so as to bar the enforcement or exercise thereof, or of any other such right, power, privilege, claim or remedy, in any other instance at any time or times thereafter.

18.	WAIVER OF RIGHTS

If this Agreement is terminated because of the liquidation of the Company or any member of the Group for the purpose of amalgamation or reconstruction and Executive is offered employment with such amalgamated or reconstructed company on the terms of a substitute agreement not less favorable in all material respects than the terms of this Agreement (provided that the said amalgamated or reconstructed company is able to fulfil all the obligations of the said substitute agreement), Executive shall have no claim against the Group in respect of such termination of this Agreement.

19.	SEVERABILITY

Any provision of this Agreement which is held invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

20.	GOVERNING LAW AND JURISDICTION

20.1	This Agreement and the transactions contemplated by this Agreement shall be governed by and construed in accordance with the laws of Singapore.

20.2	Each Party irrevocably agrees for the benefit of the other that the courts of the Singapore shall have jurisdiction to hear and determine any writ, action or proceeding and to settle any disputes which may arise out of or in connection with this Agreement and for such purposes irrevocably submits to the exclusive jurisdiction of such court.

21.	WHOLE AGREEMENT

This Agreement constitutes the whole agreement between the Parties. All other representations, arrangements, understandings and agreements, whether written or oral, (if any) for service between the Company and Executive are hereby abrogated and superseded.

22.	NO THIRD PARTY RIGHTS

Nothing in this Agreement is intended to grant to any third party any right to enforce any term of this Agreement or to confer on any third party any benefits under this Agreement for the purposes of the Contract (Rights of Third Parties) Act 2001 of Singapore the application of which legislation is hereby expressly excluded.

23.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which taken together and when delivered to the Parties by electronic mail in “portable document format (.pdf)” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute one and the same instrument. Either Party may enter into this Agreement by signing any such counterpart manually or electronically (such as via Adobe Sign and DocuSign) and deliver the executed counterpart via electronic means to the other Party. The receiving Party may rely on the receipt of such document so executed and delivered by electronic means as if the original had been received. Such electronic signatures (such as Adobe Sign and DocuSign) shall be recognized and construed as secure electronic signatures pursuant to the Electronic Transactions Act 2010 of Singapore and such signatures shall be deemed to be original and binding signatures for all intents and purposes. The Parties agree that this Agreement,, if executed in accordance with this Clause 23, shall be valid, accurate and authentic, and given the same effect as, a written and signed document between the Parties in hard copy or “wet ink” signatures.

IN WITNESS WHEREOF, the Parties have hereunto set their hands this [MONTH DATE], 2025.

TechCreate Group Ltd.

BY:

Name:
Title: